CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-52125) pertaining to the Ashland Inc. Deferred Compensation and Stock Incentive Plan for Non-Employee
Directors,  in  the  Registration  Statement  on  Form  S-8  (No.  2-95022)
pertaining  to the  Ashland  Inc.  Amended  Stock  Incentive  Plan  for Key
Employees, in the Registration Statement on Form S-8 (No. 33-7501) pertaining to the Ashland Inc. Employee Savings Plan, in the Registration Statement on Form S-8 (No. 33-26101) pertaining to the Ashland Inc. Long-Term Incentive Plan, in the Registration Statement on Form S-8 (No. 33-55922) pertaining to the Ashland Inc. 1993 Stock Incentive Plan, in the Registration Statement on Form S-8 (No. 33-49907) pertaining to the Ashland Inc. Leveraged Employee Stock Ownership Plan, in the Registration Statement on Form S-8 (No. 33-62901) pertaining to the Ashland Inc. Deferred Compensation Plan, in the Registration Statement on Form S-8 (No. 333-33617) pertaining to the Ashland Inc. 1997 Stock Incentive Plan, in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-57011), as amended by Post-Effective Amendment No. 2, pertaining to the U.S. $220,000,000 Ashland Inc. Medium-Term Notes, Series H, of our report dated March 15, 1998, relating to the financial statements of Marathon Oil Company Downstream Businesses (a division of Marathon Oil Company), which appears in the Current Report on Form 8-K of Ashland Inc. dated March 17, 1998.





PRICE WATERHOUSE LLP

Pittsburgh, PA
March 17, 1998